Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS FOURTH-QUARTER AND FULL-YEAR 2005 RESULTS

•	2005 net sales of $42.4 million reflect 35 percent year-over-year increase

•	2005 net loss of $6.8 million reflects 44 percent year-over-year improvement

•	Fourth Quarter 2005 net loss includes $4.8 million of one-time charges

GALION, Ohio, March 1, 2006 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the fourth quarter and year ended December 31, 2005.

PECO II reported net sales of $12.3 million in the quarter, a 43 percent increase over the $8.6 million reported in the fourth quarter of 2004 and a 7 percent increase sequentially over reported third-quarter net sales of $11.5 million. The Company also reported a net loss of $5.1 million, or $0.24 per basic and diluted share, for the quarter, compared with a net loss of $6.8 million, or $0.31 per basic and diluted share, for the fourth quarter of 2004. The net loss for fourth quarter of 2005 includes $4.8 million, or $0.23 per basic and diluted share, of one-time charges for product, inventory and real estate writedowns. Excluding the one-time writeoffs, the Company reported a net loss of $235,000, or $0.01 per diluted share, for the quarter ending December 31, 2005.

A reconciliation of the Company’s results, excluding one-time charges, to the Company’s GAAP results is included as Attachment A. Management believes that the presentation of the non-GAAP results in this press release is useful to investors regarding the Company’s financial condition and results of operation because of the one-time characteristic of the product, inventory and real estate charges included in the Company’s GAAP results for the fourth quarter of 2005 and that the non-GAAP results provide investors with a better picture of the Company’s financial condition and results of operation.

These one-time charges were identified during ongoing business reviews conducted by John G. Heindel since joining PECO II in August 2005 as president and chief executive officer, as well as charges in anticipation of the previously announced closing of the Delta Group transaction in the first quarter of 2006. “Our work over the past few months to review the cost complexion of the business and our product portfolio direction, coupled with our teaming with the Delta Group, will provide a solid foundation on which to continue to grow our business,” Heindel said.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2005 Results/2

Sales backlog of $3.6 million as of December 31, 2005 compared with $4.5 million in backlog at December 31, 2004. The book-to-bill ratio was 0.6 for the quarter, compared with 1.1 in the third quarter. The backlog mix changed, with the equipment backlog showing a 61.4 percent decrease in the fourth quarter to $2.6 million, while the service sector decreased 51.1 percent to $1 million. While the fourth quarter is traditionally PECO II’s weakest order period due to customers closing out their business year, the Company has seen a very strong start to 2006.

Cash used in operating activities was $0.7 million in the fourth quarter of 2005, compared with $1.2 million a year earlier.

Net sales for the year totaled $42.4 million, a 35 percent increase over $31.6 million in 2004. Net loss for the year was $6.8 million, or $0.32 per basic and diluted share, compared with a net loss of $12.3 million, or $0.57 per basic and diluted share, for 2004.

Heindel said, “The PECO II team once again delivered solid revenue performance in the fourth quarter. Growing revenues sequentially throughout the year is a significant achievement for PECO II, and it demonstrates the growing trust our customers are placing in PECO II.” Heindel noted that while the market is extremely volatile, CAPEX expanded in 2005 by 8.9 percent and is projected to grow further in 2006 and 2007. “This volatile, growing market offers opportunities for PECO II to further gain market share and improve its position with key carriers,” he said.

Heindel said major wireline CAPEX is generally focused on fiber to the curb (FTTC) and fiber to the node (FTTN) for both broadband and video services distribution. Wireless CAPEX is focused on migration of acquired systems to the standards of the acquiring carrier, integrating networks, improving area coverage and deploying 3G data services.

“All this activity impacts equipment suppliers as markets alter revenue streams, and suppliers must effectively position their product offerings to address this ever-changing environment,” Heindel added. “We anticipate that our forthcoming transaction with Delta Group will provide PECO II with a competitive advantage by allowing us to enjoy Delta’s substantial engineering capabilities and high-quality, low-cost component manufacturing for our power systems.”

Business Outlook

Heindel said PECO II’s product-development momentum will continue in the year ahead as the Company takes advantage of marketplace opportunities.

“In 2005, we targeted the CAPEX growth in the wireless market by developing a variety of new midsize products,” he said. “The 128HP product, for example, was created to serve the wireless base station market, including both cabinet and hut applications. The 128HP was well received by the market and is already standardized at one of the large wireless operators.”

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2005 Results/3

Complementary versions of the 128F and 129F were also introduced in 2005. The two products serve –48V and +24V applications, and are used in both the wireless and wireline markets. Both products were in key customer trials at the end of 2005.

“We also embarked on a plan to extend the life cycle of our 162 platform of products,” Heindel added. “We are upgrading the system to the next generation digital rectifier platform that provides our customers with additional features such as higher power conversion efficiency, front panel test jacks, enhanced EMI filtering and microprocessor control.”

Heindel noted that while PECO II focused much of its efforts toward capitalizing on the demand for midsize systems, it also continued to refine its longstanding line of Battery Distribution Fuse Bays (BDFB) as well as its large modular power plant. These developments enabled the Company to continue to be deployed in large switching offices in both the wireline and wireless markets.

“Our breadth of products expanded when we redesigned our inverter product line, the 827E, to target the needs of operators who were utilizing AC-powered equipment in traditionally DC-powered offices,” Heindel added. “The initial response to the product has been very positive. The 827E can also be packaged with our DC products to provide the customers a turnkey solution for DC and AC power.”

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, March 1, 2006, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2005 Results/4

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy, including completion of the transaction with Delta Group. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2005 Results/5

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales:
Product	$9,536	$6,244	$31,059	$21,049
Services	2,786	2,359	11,388	10,515

	12,322	8,603	42,447	31,564
Cost of goods sold:
Product	10,670	4,753	26,487	17,660
Service	2,353	1,969	10,088	9,801

	13,023	6,722	36,575	27,461
Gross margin:
Product	(1,134)	1,491	4,572	3,389
Services	433	390	1,300	714

	(701)	1,881	5,872	4,103
Operating expenses:
Research, development and engineering	1,257	772	3,446	2,956
Selling, general and administrative	1,774	1,970	7,659	7,958
Impairment of service segment goodwill	—	5,987	—	5,987
Real estate impairment	1,316	—	1,746	—

	4,347	8,729	12,851	16,901

Loss from operations	(5,048)	(6,848)	(6,979)	(12,798)
Loss from joint venture	(3)	—	(10)	(84)

Loss from operations after joint venture	(5,051)	(6,848)	(6,989)	(12,882)
Interest income (expense), net	35	53	178	149

Loss before income taxes and before cumulative effect of accounting change	(5,016)	(6,795)	(6,811)	(12,733)
Benefit (provision) for income taxes	(66)	34	(12)	463

Net loss	$(5,082)	$(6,761)	$(6,823)	$(12,270)

Net loss per common share:
Basic	$(0.24)	$(0.31)	$(0.32)	$(0.57)

Diluted	$(0.24)	$(0.31)	$(0.32)	$(0.57)

Weighted average common shares outstanding:
Basic	21,770	21,538	21,627	21,488

Diluted	21,770	21,538	21,627	21,488

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2005 Results/6

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$8,778	$9,723
Accounts receivable	6,877	5,764
Inventories	9,112	10,031
Prepaid expenses and other current assets	732	527
Assets held for sale	3,518	4,136
Restricted cash	3,683	9,722

Total Current Assets	32,700	39,903
Property and equipment, at cost:
Land and land improvements	195	254
Buildings and building improvements	4,608	10,363
Machinery and equipment	9,072	9,255
Furniture and fixtures	5,853	6,237

	19,728	26,109
Less-accumulated depreciation	(13,904)	(13,832)

Property and equipment, net	5,824	12,277
Other Assets:
Goodwill and other intangibles, net	1,774	1,774
Long term notes receivable		11
Investment in joint venture	6	16

Total Assets	$40,304	$53,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$1,419	$992
Current portion of industrial revenue bonds	—	5,860
Capital leases payable	92	87
Accounts payable	1,880	2,537
Accrued compensation expense	1,106	1,227
Accrued income taxes	144	145
Other accrued expenses	4,455	5,255

Total current liabilities	9,096	16,103

Long-term Liabilities:
Capital leases payable, net of current portion	354	448

Total long-term liabilities	354	448
Shareholders’ Equity:
Common shares	2,816	2,816
Additional paid-in capital	109,978	110,251
Retained deficit	(81,420)	(74,597)
Treasury shares	(520)	(1,040)

Total shareholders’ equity	30,854	37,430

Total Liabilities and Shareholders’ Equity	$40,304	$53,981

Schedule A

Reconciliation of Non-GAAP Measurement to GAAP

GAAP Loss from Operations

Reconciled to

Non-GAAP Loss before Adjustments

(000’s Omitted)	2004 4th Qtr	2005 4th Qtr
Loss From Operations	$(6,848)	$(5,048)
Basic Shares O/S	21,538	21,770

4th Quarter Adjustments
Real estate impairment	$0	$1,316
Change in accounting principles - Adoption of FAS 151	$0	$728
Change in estimate- increase excess inventory to 100%	$0	$612
Cost related to scrapping of excess inventory not in reserve	$0	$605
Warranty	$0	$832
NEBS™ (Network Equipment Building Standards) testing	$0	$300
Costs related to discontinuance of two product lines	$0	$508
Other	$0	$(88)
Impairment of service segment goodwill	$5,987	$0

Loss from Operations before Adjustments	$(861)	$(235)
Per Basic Share Before Adjustments	$(0.04)	$(0.01)